CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 23, 2006, except for Note 2 (xvi), as to which the date is May 22, 2006, relating to the consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows of Pressure BioSciences Inc. and Subsidiaries for the year ended December 31, 2005, included in the Annual Report on Form 10-KSB for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 26, 2007. We also consent to the reference to our firm under the caption “Experts”.

/s/ WEINBERG & COMPANY, P.A.

Boca Raton, Florida
December 20, 2007